UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 17, 2005

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1725 The Fairway, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

See disclosure under Item 5.02 of this Current Report relating to compensation to Alan E. Master for service as trustee.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 17, 2005, Alan E. Master was elected to the Board of Trustees of American Financial Realty Trust. Mr. Master will serve as a member of the Board of Trustees' Audit Committee and Compensation and Human Resources Committee. As compensation for service as trustee, Mr. Master will receive our established compensation for our independent trustees, which includes (a) a one time grant on October 17, 2005 of 6,000 restricted common shares, which vest in three equal annual installments, (b) a trustee fee of $20,000 per year, (c) an annual grant of restricted stock with a value of $25,000, made at the time of each annual shareholders’ meeting, which vest in three equal annual installments with accelerated vesting if the trustee leaves the board, and (d) a fee of $2,000 for each board of trustees meeting attended as well as $2,000 per board committee meeting attended regardless of whether the committee meeting is held on the same day as a board meeting.

Mr. Master is currently Principal of The Master Group, a consulting firm focused on the financial services industry. Mr. Master also serves as a member of the board of directors of Franklin Bank Corp., a publicly traded regional bank, and from 1995 to 2001 served as a member of the board of directors of Bank United Corp., a publicly traded regional bank that was acquired by Washington Mutual. Prior to starting The Master Group in 1990, Mr. Master served from 1983 to 1990 as President and Chief Executive Officer of Ensign Bank FSB, a private local bank, and held other executive positions at The Merchants Bank of New York from 1979 to 1983, United Americas Bank of New York from 1977 to 1979 and Barnett Banks of Florida, Inc. from 1973 to 1977. Mr. Master serves as trustee of the National Foundation for Advancement in the Arts and Harlem School of the Arts. Mr. Master is 65 years old.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

October 20, 2005	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel